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                                 EXHIBIT 23.01



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
LXR Biotechnology Inc.:

We consent to incorporation by reference in the registration statement (No. 33-92488) on Form S-8 of LXR Biotechnology Inc. and subsidiary, a development stage enterprise, of our report dated February 22, 1999, relating to the consolidated balance sheets of LXR Biotechnology Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998 and for the period from April 20, 1992 (date of incorporation) through December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of LXR Biotechnology Inc.

Our report dated February 22, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited liquidity, both of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                            /s/ KPMG LLP

San Francisco, California
March 29, 1999